FOR RELEASE Semptember 20, 2005 at 7:30 a.m. EDT

Contacts:
Palatin Technologies:	Burns McClellan:
Stephen T. Wills, CPA, MST	Carney Duntsch (Media)
EVP-Operations, Chief Financial Officer	(212) 213-0006
(609) 495-2200	cduntsch@burnsmc.com
info@palatin.com
Laura Siino (Investors)
(212) 213-0006
lsiino@burnsmc.com

J. STANLEY HULL JOINS PALATIN TECHNOLOGIES, INC.
BOARD OF DIRECTORS

CRANBURY, NJ — September 20, 2005 - Palatin Technologies, Inc. (AMEX: PTN) announced today that Stan Hull has joined Palatin's Board of Directors.

Mr.     Hull has nearly three decades of experience in the field of sales and marketing. Mr. Hull joined GlaxoSmithKline, a world leading research-based pharmaceutical company in October 1987 and is currently Senior Vice President for the US Pharmaceuticals-RTP Business Division. Previously, he served in a number of sales and marketing roles. Prior to his current position, he served in the R&D organization of GlaxoSmithKline as Vice President and Worldwide Director of Therapeutic Development and Product Strategy-Neurology and Psychiatry. Prior to that, he was Vice President of Marketing –Infectious Diseases and Gastroenterology for Glaxo Wellcome Inc. Mr. Hull started his career in the pharmaceutical industry with Smith Kline and French Laboratories in 1978.

John Prendergast, Palatin’s Chairman, commented: “Stan will be a valuable addition to the Palatin Board. He has a detailed knowledge of the pharmaceutical industry and has extensive sales and marketing and strategic planning experience. We look forward to benefiting from his industry knowledge and perspective on the board.”

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Mr. Hull is currently a member of the board of directors of several associations and has served on a variety of external committees designed to further education in the sciences. He received his B.S. in Business Administration from the University of North Carolina at Greensboro.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company developing melanocortin-based therapeutics. The Company has one product (NeutroSpec™) on the market generating revenue and a pipeline of product opportunities in development. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To date, the Company has formed partnerships with Mallinckrodt, a subsidiary of Tyco Healthcare, and King Pharmaceuticals. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Any statements contained in this press release that refers to future events or other non-historical matters are forward-looking statements. Palatin disclaims any intent or obligation to update any forward-looking statements. Such statements are based on Palatin’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: the inherent uncertainty associated with financial projections; and such risks and uncertainties as detailed from time to time in Palatin’s public filings with the U.S. Securities and Exchange Commission, including but not limited to, Palatin’s Annual Report on Form 10-K for the year ended June 30, 2005 and its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004, December 31, 2004 and March 31, 2005.

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